Exhibit 10.22

Ms. Julie A. Guillot

3016 Edgewater Drive

Austin, TX 78733

December 10, 2003

Dear Julie:

On behalf of NetSolve, Incorporated, I want to congratulate you on a well earned promotion to the position of Vice President, Operations. Your work in the interim role as Vice President, Service Delivery has already helped the company to implement needed changes in raising our level of service to our customers.

In the position of Vice President, Operations and as an officer of the company, you will report to the Vice President of Service Delivery. Further you will continue to serve as a vital part of the Executive Leadership Team here at NetSolve. We would like you to formally assume this new role beginning on January 5, 2004. The compensation package is below.

The monthly base salary for this position will be $14,166.67 ($170,000 on an annualized basis), and will be paid on a semi-monthly basis. Your Fiscal Year 2004 Key Contributor Incentive Compensation Plan will be targeted at 30% of your base salary. The attainment level of your participation will be prorated to reflect the actual number of months (3) you participate in the plan in your new role through March 31, 2004.

As further incentive, on the effective date of assuming your new role you will be granted a stock option package to purchase up to 30,000 shares of NetSolve common stock, under and subject to the terms of the NetSolve Long-Term Incentive Compensation Plan (Plan). The option package will also be subject to a Stock Option Agreement in the standard form previously approved by the NetSolve Board of Directors. The exercise price of the option package will be the closing price of NetSolve common stock on the date the Board approves the grant. To the maximum extent allowable under applicable regulations the option will constitute an incentive stock option with the remainder, if any, constituting a non-qualified stock option.

All of the provisions of your original employment remain in effect, including holiday, vacation and benefits programs.

As with all our employees, if you should accept and then change your mind later, you can terminate your employment at anytime for any or no reason, as can the Company, it being understood that your employment with the Company will be on an “at will” basis.

Please sign and date below to indicate your acceptance of this offer of employment and return one of the copies to me before the effective date of this promotion. The other original copy is for your personal files.

Congratulations and let me reaffirm the entire senior team’s excitement on your promotion!

Sincerely,

/s/ Jeff Quade

Jeff Quade
Vice President, Human Resources

Enclosures

I accept his offer of employment at NetSolve, Inc.

/s/ Julie A. Guillot	12/22/03
Julie A Guillot	Date: